Exhibit 3.5

ESTATUTOS DE

“SANTANDER FINANCE PREFERRED, S.A.”

TITULO I. DENOMINACION, OBJETO DURACION Y DOMICILIO.

ARTICULO 1. La sociedad se denomina “SANTANDER FINANCE PREFERRED, S.A.”

Con la indicada denominación se constituye una sociedad mercantil anónima, que se regirá por los presentes Estatutos y, en lo en ellos no previsto, por los preceptos de la Ley de Sociedades Anónimas y demás disposiciones que le sean aplicables.

ARTICULO 2. Constituye el objeto social exclusivo de la sociedad la emisión de instrumentos de deuda e instrumentos financieros con el cumplimiento de los requisitos  establecidos en cada caso en la legislación vigente.

ARTICULO 3. La duración de la sociedad se establece por tiempo indefinido; esto no obstante, la Junta general podrá, con cumplimiento de los requisitos previstos en la Ley y en los presentes Estatutos, acordar en cualquier tiempo su disolución y liquidación, así como la fusión con otras o la escisión en otra u otras sociedades.

ARTICULO 4. La sociedad comenzará sus actividades el día del otorgamiento de la escritura fundacional.

ARTICULO 5. El domicilio social se fija en Madrid, Plaza de Canalejas, 1.

Corresponde al Organo de Administración el traslado del domicilio dentro del mismo término municipal, así como la creación, supresión o traslado de sucursales, agencias o delegaciones, tanto en territorio nacional como extranjero, que el desarrollo de la actividad de la empresa haga necesario o conveniente.

TITULO II. CAPITAL SOCIAL Y ACCIONES.

ARTICULO 6. El capital social se fija en SESENTA MIL DOSCIENTOS  (60.200) euros. Dicho capital está dividido y representado por SEISCIENTAS DOS (602) acciones ordinarias, nominativas y de una sola serie, de CIEN (100) euros de valor nominal cada una de ellas, numeradas del uno (1) al SEISCIENTOS DOS (602), ambos inclusive. Todos los títulos se hallan suscritos y desembolsados.

ARTICULO 7. Las acciones estarán representadas por títulos, que podrán ser unitarios o múltiples. El título de cada acción contendrá necesariamente las menciones señaladas como mínimas en la Ley, y en especial las limitaciones a su transmisibilidad que se establecen en estos Estatutos.

ARTICULO 8. La acción confiere a su titular legítimo la condición de socio, e implica para éste el pleno y total acatamiento de lo dispuesto en los presentes Estatutos y en los acuerdos válidamente adoptados por los órganos rectores de la Sociedad, al tiempo que le faculta para el ejercicio de los derechos inherentes a su condición, conforme a estos Estatutos.

ARTICULO 9. En toda transmisión de acciones por actos intervivos a título oneroso a favor de extraños, se observarán los siguientes requisitos:

El accionista que se proponga transmitir sus acciones o alguna de ellas deberá comunicarlo por escrito, indicando su numeración, precio y comprador, con indicación de su domicilio, a los Administradores, quienes a su vez y en el plazo de diez días naturales deberán comunicarlo a todos y cada uno de los demás accionistas en su domicilio. Dentro de los treinta días naturales siguientes a la fecha de comunicación a los accionistas, podrán éstos optar a la adquisición de las acciones; y si fueren varios los que ejercitaren tal derecho, se distribuirán entre ellos a prorrata de las acciones que posean, atribuyéndose en su caso los excedentes de la división al optante titular de mayor número de acciones. Transcurrido dicho plazo, la Sociedad podrá optar, dentro de un nuevo plazo de veinte días naturales, a contar desde la extinción del anterior, entre permitir la transmisión proyectada o adquirir las acciones para sí, en la forma legalmente permitida. Finalizado este último plazo sin que por los socios ni por la Sociedad se haya hecho uso del derecho de preferente adquisición, el accionista quedará libre para transmitir sus acciones a la persona y en las condiciones que comunicó a los Administradores, siempre que la transmisión tenga lugar dentro de los dos meses siguientes a la terminación del último plazo indicado. Para el ejercicio de este derecho de adquisición preferente, el precio de compra, en caso de discrepancia, será el que designen los auditores de la Sociedad, y si ésta no estuviera obligada a verificar sus cuentas, por el auditor designado, a solicitud de cualquiera de las partes, por el Registrador Mercantil del domicilio social.

No están sujetas a limitación alguna las transmisiones que se realicen a favor del cónyuge, ascendientes, descendientes o hermanos del socio enajenante. La Sociedad no reconocerá ninguna transmisión intervivos de acciones que no se sujete a las normas establecidas en este artículo, ya sea voluntaria, ya litigiosa o por apremio, observándose en estos dos últimos casos lo que determina el artículo siguiente.

ARTICULO 10. Idéntico régimen se aplicará en caso de adquisición en procedimiento judicial, extrajudicial o administrativo de ejecución, iniciándose el cómputo de los plazos desde el momento en que el rematante o adjudicatario comunique la adquisición al Organo de Administración.

En los supuestos del presente artículo, para rechazar la inscripción de la transmisión en el Libro Registro de Acciones nominativas, la Sociedad deberá presentar al oferente uno o varios adquirentes de las acciones, que habrán de ser los accionistas que hayan manifestado su propósito de adquirir, o, en su defecto, ofrecerse a adquirirlas ella misma por su valor real, en el momento en que se solicitó la inscripción, entendiéndose por tal el que determine el auditor de cuentas de la Sociedad, y si ésta no estuviere obligada a la verificación de cuentas anuales, el auditor que, a solicitud de cualquier interesado, nombre el Registrador Mercantil del domicilio social. No se aplicará el presente artículo a las adquisiciones realizadas por el cónyuge, los ascendientes, los descendientes o los hermanos.

ARTICULO 11. Las acciones figurarán en un Libro Registro, que llevará la Sociedad, debidamente legalizado por el Registro Mercantil, en el que se inscribirán las sucesivas transferencias de las acciones, con expresión del nombre, apellidos, razón o denominación social, en su caso, nacionalidad y domicilio de los sucesivos titulares, así como los derechos reales y otros gravámenes sobre aquéllas regularmente constituidos.

La Sociedad sólo reputará accionista a quien se halle inscrito en dicho Libro.

Cualquier accionista que lo solicite podrá examinar el Libro Registro de acciones nominativas.

La Sociedad sólo podrá rectificar las inscripciones que repute falsas o inexactas cuando haya notificado a los interesados su intención de proceder en tal sentido y éstos no hayan manifestado su oposición durante los treinta días siguientes a la notificación.

ARTICULO 12. Las acciones son indivisibles. Los copropietarios de una acción responden solidariamente frente a la Sociedad de cuantas obligaciones se deriven de la condición de accionistas, y deberán designar una sola persona que ejercite en su nombre los derechos inherentes a su condición de socio. La misma regla se aplicará a los demás supuestos de cotitularidad de derechos sobre las acciones.

ARTICULO 13. En caso de usufructo de acciones, la cualidad de socio reside en el nudo propietario. Las demás relaciones entre el usufructuario y el nudo propietario y el restante contenido del usufructo, respecto a la Sociedad, se regirán por el título constitutivo de este derecho, notificado a la Sociedad, para su inscripción en el Libro Registro. En su defecto, se regirá el usufructo por lo establecido en la Ley de Sociedades Anónimas y en lo no previsto en ésta, por la Ley civil aplicable.

ARTICULO 14. En caso de prenda o embargo de acciones se observará lo dispuesto en la Ley de Sociedades Anónimas.

TITULO III. ORGANOS DE LA SOCIEDAD.

ARTICULO 15. Los Organos de la Sociedad son la Junta General de Accionistas y el Consejo de Administración.

Ello sin perjuicio de los demás cargos que por la propia Junta General, por disposición estatutaria o por disposición de la Ley de Anónimas se puedan nombrar.

a)              DE LA JUNTA GENERAL DE ACCIONISTAS.

ARTICULO 16. Los accionistas, constituidos en Junta General, debidamente convocada, decidirán por mayoría en los asuntos propios de la competencia de la Junta. Todos los socios, incluso los disidentes y no asistentes a la reunión, quedarán sometidos a los acuerdos de la Junta General. Quedan a salvo los derechos de separación e impugnación establecidos en la Ley.

ARTICULO 17. Las Juntas Generales podrán ser Ordinarias y Extraordinarias, y habrán de ser convocadas por los Administradores.

Junta Ordinaria es la que debe reunirse dentro de los seis primeros meses de cada ejercicio, para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado.

Junta Extraordinaria es cualquier otra que no sea la Ordinaria anual.

ARTICULO 18. La Junta General, Ordinaria o Extraordinaria, quedará válidamente constituida, en primera convocatoria, cuando los accionistas presentes o representados posean al menos la cuarta parte del capital suscrito con derecho a voto. En segunda convocatoria será válida la reunión de la Junta cualquiera que sea el capital concurrente a la misma.

ARTICULO 19. No obstante lo dispuesto en el artículo anterior, para que la Junta pueda acordar válidamente la emisión de obligaciones, el aumento o disminución del capital social, la transformación, fusión o escisión de la sociedad o cualquier otra modificación estatutaria, habrá de concurrir a ella, en primera convocatoria, la mitad del capital suscrito con derecho a voto. En segunda convocatoria bastará la representación de la cuarta parte del capital suscrito con derecho a voto.

Sin embargo, cuando concurran accionistas que representen menos del cincuenta por ciento del capital suscrito con derecho a voto, los acuerdos sociales a que se refiere este artículo sólo podrán adoptarse con el voto favorable de las dos terceras partes del capital presente o representado en la Junta.

ARTICULO 20. Toda Junta General deberá ser convocada mediante anuncio publicado en el Boletín Oficial del Registro Mercantil y en uno de los diarios de mayor circulación en la provincia del domicilio social, por lo menos quince días antes de la fecha fijada para su celebración, salvo para los casos de fusión y escisión en que la antelación deberá ser de un mes como mínimo.

El anuncio expresará la fecha de la reunión en primera convocatoria y el Orden del Día. Podrá hacerse constar la fecha, en su caso de la segunda convocatoria, por lo menos veinticuatro horas después de la primera. En todo caso se hará mención del derecho de cualquier accionista a obtener de la Sociedad, de forma inmediata y gratuita, los documentos que han de ser sometidos a su aprobación y, en su caso, el informe de los auditores de cuentas.

No obstante, la Junta se entenderá convocada y quedará válidamente constituida para tratar cualquier asunto siempre que esté presente todo el capital desembolsado y los asistentes acepten por unanimidad la celebración de la Junta.

ARTICULO 21. Podrán asistir a la Junta, en todo caso, los titulares de acciones que las tuvieren inscritas en el Libro Registro de acciones con cinco días de antelación a aquél en que haya de celebrarse la Junta, y los titulares de acciones que acrediten mediante documento público su regular adquisición de quien en el Libro Registro aparezca como titular. Con dicha acreditación se entenderá solicitada a los Administradores la inscripción en el Libro Registro.

ARTICULO 22. Todo accionista que tenga derecho de asistencia podrá hacerse representar en la Junta por otra persona. La representación deberá conferirse por escrito y con carácter especial para cada Junta, en los términos y con el alcance establecido en la Ley de Sociedades Anónimas.

Este último requisito no será necesario cuando el representante sea cónyuge, ascendiente o descendientes del representado, ni tampoco cuando aquél ostente poder general conferido en escritura pública con facultades para administrar todo el patrimonio que el representado tuviere en territorio nacional.

La representación es siempre revocable. La asistencia personal del representado a la Junta tendrá el valor de revocación.

ARTICULO 23. Los Administradores podrán convocar Junta Extraordinaria siempre que lo estimen conveniente para los intereses sociales. Deberán asimismo convocarla cuando lo soliciten accionistas que representen al menos el cinco por ciento del capital social, expresando en la solicitud los asuntos a tratar en ella. En este caso, la Junta deberá ser convocada para celebrarse dentro de los treinta días siguientes a la fecha del oportuno requerimiento notarial a los Administradores, quienes incluirán necesariamente en el Orden del Día los asuntos que hubiesen sido objeto de la solicitud.

ARTICULO 24. Actuarán de Presidente y Secretario de las Juntas quienes ocupen dichos cargos en el Consejo de Administración. En su defecto, ocuparán tales cargos los accionistas que elijan los asistentes a la reunión.

ARTICULO 25. Los acuerdos de la Junta se adoptarán por mayoría, salvo los supuestos previstos en estos Estatutos y en la Ley en que se requiere en su caso mayoría cualificada.

Cada acción da derecho a un voto.

Las deliberaciones en las Juntas serán reguladas por la Presidencia, quien concederá la palabra a quienes lo soliciten y durante el tiempo que fije para cada intervención.

ARTICULO 26. El Acta de la Junta podrá ser aprobada por la propia Junta a continuación de haberse celebrado ésta y, en su defecto, dentro del plazo de quince días, por el Presidente y dos Interventores, uno en representación de la mayoría y otro por la minoría.

El Acta aprobada en cualquiera de estas dos formas tendrá fuerza ejecutiva a partir de la fecha de su aprobación.

Las certificaciones de sus Actas serán expedidas y los acuerdos se elevarán a públicos por las personas legitimadas para ello, según determinan estos Estatutos y el Reglamento del Registro Mercantil.

b)              DE LA ADMINISTRACION.

ARTICULO 27. La representación de la Sociedad en juicio y fuera de él corresponde al Consejo de Administración, actuando colegiadamente. La ejecución de sus acuerdos corresponde al Consejero o Consejeros que el propio Consejo designe, y, en su defecto, al Presidente, o al Apoderado con facultades para ejecutar y elevar a públicos los acuerdos sociales.

El Organo de Administración podrá hacer y llevar a cabo cuanto esté comprendido dentro del objeto social, así como ejercitar cuantas facultades no estén expresamente reservadas por la Ley o por estos Estatutos a la Junta General. A modo meramente enunciativo corresponde al Organo de Administración las siguientes facultades y todo cuanto con ella esté relacionado, ampliamente y sin limitación alguna:

a)                                     Adquirir, disponer, enajenar, gravar toda clase de bienes, muebles e inmuebles, y constituir, aceptar, modificar y extinguir toda clase de derechos personales y reales, incluso hipotecas; arrendar para la sociedad cualesquiera locales y oficinas, incluso mediante arrendamiento financiero, por el precio, interés, plazo y demás condiciones que libremente determine; establecer derechos de opción de compra de tales inmuebles.

b)                                   Dirigir la organización empresarial de la sociedad y sus negocios.

c)                                    Otorgar toda clase de actos, contratos y negocios jurídicos, con los pactos, cláusulas y condiciones que estime oportuno establecer; transigir y aceptar arbitrajes; tomar parte en concursos, subastas y adjudicaciones directas, hacer propuestas y aceptar adjudicaciones; cobrar el importe de los correspondientes contratos, servicios y suministros; constituir y liquidar agrupaciones o uniones temporales de empresas; formalizar convenios de seguridad con cualquier Departamento ministerial; constituir fianzas provisionales y definitivas; solicitar de Bancos, Cajas de Ahorros u otras entidades financieras la prestación de dichas fianzas por cuenta de la sociedad; firmar las correspondientes pólizas. Adquirir, gravar y enajenar por cualquier título y, en general, realizar cualesquiera operaciones sobre acciones, obligaciones u otros títulos valores, así como realizar actos de los que resulte la participación en otras sociedades, bien concurriendo a su constitución o suscribiendo acciones en aumentos de capital u otras emisiones de títulos valores.

d)                                   Administrar bienes muebles e inmuebles; hacer declaraciones de edificación y plantación, deslindes, amojonamientos, divisiones materiales, modificaciones hipotecarias; concertar, modificar y extinguir arrendamientos y cualesquiera otras cesiones de uso y disfrute.

e)                                    Girar, aceptar, endosar, negociar, intervenir, cobrar, pagar y protestar letras de cambio y demás documentos de giro.

f)                                      Tomar dinero a préstamo o crédito; reconocer deudas y créditos.

g)                                   Disponer, seguir, abrir y cancelar cuentas y depósitos de cualquier tipo en Bancos, Institutos y Organismos Oficiales y demás entidades, haciendo todo cuanto la legislación y la práctica bancarias permitan. Alquilar y utilizar cajas de seguridad.

h)                                   Nombrar y separar empleados y representantes; firmar contratos de trabajo, de transporte, de seguro y de traspaso de locales de negocio; retirar y remitir géneros, envíos y giros.

i)                                       Comparecer ante toda clase de Juzgados y Tribunales de cualquier jurisdicción y ante toda clase de organismos públicos, en cualquier concepto, y en toda clase de juicios y procedimientos, incluso arbitrales; interponer recursos, incluso de casación, revisión o nulidad; ratificar escritos y desistir de actuaciones, ya directamente o por medio de Abogados y Procuradores, a los que podrá conferir los oportunos poderes; prestar confesión en juicio, absolviendo posiciones. Intervenir en suspensiones de pagos, concursos y quiebras; asistir a Juntas; conceder esperas nombrar síndicos y administradores, aceptando o rechazando las proposiciones del deudor, las cuentas de los administradores y la graduación de los créditos; admitir, en pago de deudas, cesiones de bienes de cualquier clase; transigir derechos y acciones.

j)                                       Otorgar y firmar toda clase de documentos públicos y privados; retirar y cobrar cualquier cantidad o fondo de cualquier organismo público o privado, firmando al efecto cartas de pago, recibos, facturas y libramientos.

k)                                    Hacer y contestar requerimientos notariales de todas clases.

l)                                       Ejecutar y, en su caso, elevar a públicos los acuerdos adoptados por la Junta General.

m)                                 Otorgar poderes de todas clases, tanto judiciales como extrajudiciales, con el alcance y facultades que libremente determine, con excepción de las facultades legal y estatutariamente indelegables, y modificar o revocar los apoderamientos conferidos.

ARTICULO 28. Para ser Administrador no será necesario ser accionista. Serán nombrados por la Junta General por plazo de cinco años, pudiendo ser indefinidamente reelegidos por períodos de igual duración. No podrán ser Administradores quienes se hallen incursos en causa legal de incapacidad o incompatibilidad, especialmente las de altos cargos determinadas por la Ley de 26 de diciembre de 1983 y demás que puedan establecerse en el futuro.

ARTICULO 29. El Consejo de Administración estará integrado por un mínimo de tres y un máximo de once miembros. Si durante el plazo para el que fueron nombrados se produjeran vacantes, podrá el Consejo designar de entre los accionistas las personas que hayan de ocuparlas hasta la primera Junta general.

El Consejo quedará válidamente constituido cuando concurran a la reunión, presentes o representados por otro consejero, la mitad más uno de sus miembros. La representación se conferirá mediante carta dirigida al Presidente.

Los acuerdos se adoptarán por mayoría absoluta de los asistentes a la reunión.

La delegación permanente de algunas o todas sus facultades legalmente delegables en la Comisión Ejecutiva o en uno o varios Consejeros Delegados, y la designación de los Administradores que hayan de ocupar tales cargos, requerirá para su validez el voto favorable de los dos tercios de los componentes del Consejo, y no producirá efecto hasta su inscripción en el Registro Mercantil.

La votación por escrito y sin sesión será válida si ningún Consejero se opone a ello.

Las discusiones y acuerdos del Consejo se llevarán a un Libro de Actas, que serán firmadas por el Presidente y el Secretario. En caso de empate, decidirá el voto personal de quien fuera Presidente.

El Consejo se reunirá siempre que lo soliciten dos de sus miembros o lo acuerde el Presidente, o quien haga sus veces, a quien corresponde convocarlo.

El Consejo elegirá de su seno a su Presidente y al Secretario, y, en su caso, a un Vicepresidente y a un Vicesecretario, siempre que estos nombramientos no hubiesen sido hechos por la Junta al tiempo de la elección de los Consejeros u ocuparen tales cargos al tiempo de la reelección. El Secretario y el Vicesecretario podrán o no ser Consejeros, en cuyo caso tendrán voz pero no voto. El Secretario y, en su caso, el Vicesecretario, incluso los no Consejeros, tendrá facultades para certificar y elevar a públicos acuerdos sociales.

ARTICULO 30. Corresponderá al Consejo de Administración distribuir entre sus miembros, y en la forma y cuantía que libremente determine, la remuneración global que cada año le asigne la Junta General.

ARTÍCULO 31. En el seno del Consejo de Administración se constituirá un Comité de Auditoría. Este Comité estará formado por un mínimo de  tres y un máximo de cinco Consejeros nombrados por el Consejo de Administración. La mayoría de los integrantes del Comité de Auditoría deben ser Consejeros no ejecutivos.

El Presidente del Comité de Auditoría será elegido por el Consejo de Administración de entre los consejeros no ejecutivos a los que se refiere el párrafo anterior y deberá ser sustituido cada cuatro años pudiendo ser reelegido una vez transcurrido el plazo de un año desde su cese. El Comité de Auditoría contará asimismo con un Secretario, cargo que ostentará el Secretario del Consejo de Administración de la Sociedad, el cual si no es Consejero, tendrá voz, pero no voto en el Comité de Auditoría.

Las competencias del Comité de Auditoría serán como mínimo:

1)              Informar a través de su Presidente y/o su Secretario, en la Junta General de Accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.

2)              Proponer al Consejo de Administración, para su sometimiento a la Junta General la designación del Auditor de Cuentas  a que se refiere el artículo 204 de la Ley de Sociedades Anónimas

3)              Supervisar los servicios de auditoría interna en el caso de que exista dicho órgano en la Sociedad.

4)              Conocer el proceso de información financiera y de los sistemas internos de control.

5)              Mantener las relaciones con el Auditor de Cuentas para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éste y cualesquiera otras relacionadas con el proceso de desarrollo de la auditoría de cuentas, así como mantener con el Auditor de Cuentas aquellas otras comunicaciones previstas en la legislación de auditoría de cuentas y en las normas técnicas de auditoría.

El Comité de Auditoría se reunirá cuantas veces sea convocado por acuerdo del propio Comité o de su Presidente, y al menos, dos veces al año.

El Comité de Auditoría quedará válidamente constituido con la asistencia, presentes o representados de al menos la mitad de sus miembros, y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su Presidente. Los miembros del Comité podrán delegar su representación  en otro de ellos, pero ninguno podrá

asumir más de dos representaciones además de la propia. Los acuerdos del Comité de Auditoría se llevarán en un Libro de Actas que será firmado para cada una de ellas por el Presidente y el Secretario.

A través de su Presidente, el Comité de Auditoría informará al Consejo de Administración al menos dos veces al año.

El Comité de Auditoría podrá recabar asesoramiento externos.

El Consejo de Administración es competente para desarrollar, ampliar y completar las reglas relativas a la composición, funcionamiento y competencias del Comité de Auditoría en todo lo no especificado en estos Estatutos, respetando lo previsto en éstos y en la Ley.

TITULO IV.  DEL EJERCICIO SOCIAL Y DE LAS CUENTAS ANUALES.

ARTICULO 32. El ejercicio social coincidirá con el año natural.

ARTICULO 33. La Sociedad deberá llevar, de conformidad con lo dispuesto en el Código de Comercio, una contabilidad ordenada, adecuada a la actividad de su Empresa, que permita un seguimiento cronológico de las operaciones, así como la elaboración de inventarios y balances. Los libros de contabilidad serán legalizados por el Registro Mercantil correspondiente al lugar del domicilio social.

Los Administradores están obligados a formar, en el plazo máximo de tres meses a contar del cierre del ejercicio social, las cuentas anuales, el informe de gestión y la propuesta de aplicación del resultado. Las cuentas anuales comprenderán el balance, la cuenta de pérdidas y ganancias y la memoria. Estos documentos, que forman una unidad, deberán ser redactados con claridad y mostrar la imagen fiel del patrimonio, de la situación financiera y de los resultados de la sociedad, de acuerdo con lo establecido en la Ley y en el Código de Comercio, y deberán estar firmados por todos los Administradores.

ARTICULO 34. Dentro de mes siguiente a la aprobación de las cuentas anuales, se presentarán, juntamente con la oportuna certificación acreditativa de dicha aprobación y aplicación del resultado, para su depósito, en el Registro Mercantil en la forma que determina la Ley.

ARTICULO 35. De los beneficios obtenidos en cada ejercicio, una vez cubierta la dotación para reserva legal, y demás atenciones legalmente establecidas, la Junta podrá aplicar lo que estime conveniente para reserva voluntaria, fondo de previsión para inversiones y cualquier otra atención legalmente permitida. El resto, en su caso, se distribuirá como dividendos entre los accionistas en proporción al capital desembolsado por cada acción.

El pago de dividendos a cuenta se sujetará a lo dispuesto en la Ley.

TITULO V.     DISOLUCION Y LIQUIDACION.

ARTICULO 36. La Sociedad se disolverá por las causas legalmente previstas. Se exceptúan del período de liquidación los supuestos de fusión o escisión total. En caso de disolución, la liquidación quedará a cargo de los Administradores, que, con el carácter de liquidadores, practicarán la liquidación y división con arreglo a los acuerdos de la Junta general y a las disposiciones vigentes, y si el número de Administradores o Consejeros fuese par, la Junta designará por mayoría otra persona más como Liquidador, a fin de que su número sea impar.

ARTICULO 37 Una vez satisfechos todos los acreedores y consignado el importe de sus créditos contra la sociedad, y asegurados competentemente los no vencidos, el activo resultante se repartirá entre los socios, conforme a la Ley.

DISPOSICION FINAL.

Todas las cuestiones societarias litigiosas que se susciten entre la sociedad y sus Administradores o socios, o entre aquéllos y éstos, o estos últimos entre sí, se someten a arbitraje de equidad de conformidad con la vigente Ley de Arbitraje de 5 de diciembre de 1988, excepto la impugnación de acuerdos sociales.

Toda referencia que en estos Estatutos se hace a “la Ley” se entenderán referidos a la Ley de Sociedades Anónimas.